Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Stuart Zakim
American Media
212-743-6524
szakim@amilink.com

AMERICAN MEDIA, INC. NAMES CARLOS A. ABAUNZA

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

(New York, NY, 12/01/05) American Media, Inc. (AMI) today announced that Carlos A. Abaunza has been named Senior Vice President and Chief Financial Officer. Abaunza, who joins the company after most recently serving as Vice President of Strategic Planning for Knight Ridder’s TheMiami Herald,, brings nearly 25 years of financial, media, and news industry experience to AMI. Abaunza will assume his role effective January 16, 2006, working out of the company’s Boca Raton office and reporting directly to AMI Chairman, President and Chief Executive Officer David Pecker.

As AMI’s Senior Vice President and Chief Financial Officer, Abaunza will oversee the company’s finances, accounting, reporting, and information systems, and will play a significant role in the company’s business development endeavors. He will also be involved with investor relations as the company moves towards an eventual public offering.

“Carlos will make an immediate impact by providing AMI with the trusted, veteran presence to oversee the company’s finances and accounting,” said Pecker. “We’re very excited to have someone with Carlos’ experience and credentials to fill this important position with the company.”

“I believe that American Media has excellent prospects for future growth based on its current media properties,” said Abaunza. “and I’m delighted to be part of the AMI team.” Abaunza most recently served as Vice President of Strategic Planning for The Miami Herald, a Knight Ridder publication (NYSE: KRI) . Abaunza previously served as Vice President and Corporate Controller for Knight Ridder, the nation’s second largest newspaper publisher, implementing SOX, restructuring the risk management program and collaborating in the implementation of cost savings opportunities across KRI. Abaunza also served as Chief Financial Officer for The Miami Herald where he also served as a team leader in KRI’s Operations Task Force, generating over $20 million in company-wide savings. Prior to his tenure at Knight Ridder, Abaunza served as Treasurer and Chief Financial Officer for World Fuel Services Corporation (NYSE:INT), where he played a key role in providing financial and banking expertise to support business growth from $6.0 million to over $1.5 billion in annual revenue.

The executive search was preformed by Brendan Burnett-Stohner, Vice Chairman of Christian and Timbers the executive search firm.

American Media, Inc. is one of the largest media companies in the U.S. and the leading publisher of celebrity journalism, health and fitness and Spanish language magazines. These include Star magazine, The National Enquirer, the nation’s largest selling weekly for 80 years, Shape, Men’s Fitness, Muscle & Fitness, mph, Flex, Fit Pregnancy, Sly and Natural .Health magazines, the largest newsstand Latino magazine, ¡Mira!; Shape En Espanol, and the best selling country music magazine, Country Weekly. In addition to print properties, AMI owns Distribution Services, Inc., the country’s #1 in-store magazine merchandising company

Evercore Partners, with offices in New York, Los Angeles and San Francisco, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners (“ECP”) affiliate. ECP investments include AMI, Michigan Electric Transmission Co., Telenet and Diagnostic Imaging Group.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include American Media Inc., Grupo Corporativo Ono, Houghton Mifflin, Michael Foods, National Waterworks, Nortek, ProSiebanSat.1 Media, Rayovac, Simmons Company, Transwestern Publishing, Warner Chilcott and Warner Music.

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